Exhibit 99.1

Oragenics, Inc. Announces Second Amendment to Unsecured Revolving Line of Credit to Provide up to

$2.5 MM of Additional Funding

For Immediate Release

Tampa, FL (February 7, 2011) – Florida-based biopharmaceutical company Oragenics, Inc. (OTCBB: ORNI, www.oragenics.com) has announced that on Friday, February 4, 2011 Oragenics, Inc. (the “Company”) entered into a Second Amendment (the “Second Amendment”) to its Unsecured Revolving Line of Credit (the “Credit Facility”) with the Koski Family Limited Partnership (“KFLP”) an accredited investor and the Company’s largest shareholder. The entering into of the Amendment was approved by the Company’s Audit Committee and disinterested directors. As a result of the Second Amendment, the Company will be able to borrow up to an additional $2.5 million from the KFLP. Future draws under the Credit Facility, as amended, are limited to $500,000 per month commencing no earlier than March 2011.

The Company and the KFLP originally entered into the Credit Facility on July 30, 2010. Pursuant to the Credit Facility the Company was able to borrow up to $2.0 million from the KFLP at LIBOR plus 6.0%. The term of the Credit Facility was for twelve months commencing August 1, 2010.

Since the commencement of the Credit Facility, the Company borrowed $1,000,000 on September 13, 2010 and the remaining available $1,000,000 on November 8, 2010. On January 24, 2011, the Company entered into a First Amendment to the Credit Facility (the “First Amendment”) to increase the available borrowing from $2,000,000 to $2,500,000 and simultaneously drew on the Credit Facility as amended by the First Amendment to borrow the additional $500,000 in available funds.

Under the Second Amendment, the due date of the amounts outstanding under the Credit Facility has been extended by one year from July 30, 2011 to July 30, 2012. The interest rate remained at LIBOR plus 6.0%.

The Second Amendment further provided for the automatic conversion of any amounts borrowed and outstanding under the Credit Facility into Company securities that may be issued by the Company in subsequent securities offerings. Any automatic conversion of amounts outstanding under the Credit Facility would be on the same terms of any such offering. In addition, the Second Amendment provides the KFLP with the right to put any undrawn available amounts under the Credit Facility, as amended, to the Company and thereby have a note issued to the KFLP. The KFLP can exercise its put right to the extent it desires to fully participate, through the automatic conversion provision, in any subsequent offering by the Company.

Dr. Frederick Telling, the Company’s Chairman, stated, “We are extremely pleased to have the continued support of the KFLP as demonstrated by the additional funding being made available by the Second Amendment to our Credit Facility.”

About Oragenics, Inc.

Oragenics is a biopharmaceutical company focused primarily on oral health products and novel antibiotics. Within oral health, Oragenics is developing its pharmaceutical product candidate, SMaRT Replacement Therapy, and also commercializing its oral probiotic product, ProBiora3. Within antibiotics, Oragenics is developing a pharmaceutical candidate, MU1140-S and intends to use its patented, novel organic chemistry platform to create additional antibiotics for therapeutic use.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to those set forth in our most recently filed annual report on Form 10-K and quarterly report on Form 10-Q, and other factors detailed from time to time in filings with the U.S. Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

MEDIA CONTACT: For more information about the company, visit www.oragenics.com or contact Robert Koski at (813) 286-7900.